 Exhibit 99.2
Enovix Announces Second Quarter 2023 Financial Results
FREMONT, Calif., July 26, 2023 -- Enovix Corporation (“Enovix”) (Nasdaq: ENVX), an advanced silicon battery company, announced today financial results for the second quarter of 2023, which included the summary below from its President and CEO, Dr. Raj Talluri.

Fellow Shareholders,

In the second quarter of 2023 we made significant progress on our journey to scale. First, we produced 22,502 units, which beat our plan of 18,000 units by 25%, due to continued operational improvements in Fab1. Second, we delivered on the commitment to secure $70 million of non-dilutive local funding to support our first high-volume production line in Malaysia. Third, as announced, we received a purchase order to produce BrakeFlowTM-enabled cells for the U.S. Army, which is both a strong endorsement of our technology and a critical step on the path toward volume production. Fourth, we added two new seasoned board members and continued to attract high-end talent from the semiconductor industry to our leadership team, including CFO Farhan Ahmad, CLO Arthi Chakravarthy, and VP of Sales Dave Cech. Farhan and Arthi worked with me at Micron and Dave worked with me at Qualcomm. All three have the experience and attributes we need to support our global scale-up.

During the quarter I made my first trip to Asia since becoming CEO of Enovix. A top priority was observing the status of Gen2 production equipment, which was detailed in a video last month. Much progress has been made since last quarter, and we remain on track to commence Factory Acceptance Testing (“FAT”) next month in support of battery sample production from the first Gen2 Autoline beginning in April 2024.

The trip also provided me the chance to visit smartphone and smartwatch customers I have supported throughout my career in semiconductors. I am happy to share that Enovix has established engagements for smartphones with leading OEMs Xiaomi, Vivo, and Lenovo. Xiaomi and Vivo were both top 5 OEMs globally in smartphone shipments in 2022, according to IDC. And Lenovo’s Motorola brand held the No. 3 market share spot among mobile vendors in the U.S. during the second quarter, according to Statcounter Global Stats.

Our meetings with OEMs offered new insights that allowed us to refine in detail our product, and manufacturing capacity planning. One key learning was the increasing popularity of flip and fold phones, which are expected to grow over 50% to 21.4 million units this year, according to IDC. The higher energy density we offer can allow OEMs to utilize one high-capacity battery to power their large, foldable screens, as opposed to using two conventional batteries, one on each side. This would allow our customers to reduce bulk and complexity while not sacrificing battery life.

Business Update

Manufacturing. We took important steps during the quarter to prepare for high-volume production in Malaysia next year. In May, over 20 process, product, and equipment engineers who will work at Fab2 in Penang, arrived in Fremont to train in Fab1. This group will return to Asia later this year to oversee FAT at our vendors and Site Acceptance Testing (“SAT”) in Malaysia as Gen2 equipment arrives on site at Fab2.

We have finalized our agreement with YBS to utilize their building and direct labor for Fab2 at the Penang Science Park, and work has commenced to prepare the facility for housing our battery production lines.

Additionally, we remain on track to install our Agility Line for customer qualification by year-end 2023 to support custom battery programs.

Commercialization. We made progress during the quarter advancing customer qualifications while picking up new engagements. The bottom end of our funnel closest to revenue, “Active Designs and Design Wins”, increased QoQ to $737 million from $718 million in Q1 2023. Overall, the revenue funnel increased by 9% to $1.59 billion from $1.46 billion, due to our overall customer opportunities growing by 14% to 121 from 106 QoQ.

We are building a global footprint to serve customers. During the quarter, we announced agreements with Japanese distribution and manufacturing services company, Elematec Corporation, and South Korean power management and IoT-focused distributor, Semicomtech. Both will support market expansion with pan-Asian shipping and distribution.

Technology and Products. We announced this month the general availability of our IoT and Wearable cell for smartwatches, headsets, and other IoT devices. And later this year, we expect customers to begin releasing products into the market powered by this cell.

The Enovix product team is enhancing our alignment with customer roadmaps. During the quarter we gained a greater understanding of key requirements by customer and end market for performance metrics such as energy density, cycle life, and charge rate trade-offs. Our R&D team has integrated these requirements into a technology roadmap that for the first time distinguishes parameters based on the three end markets we are initially focused on: IoT, Mobile, and Computing. We will deliver optimal Enovix batteries to the distinct requirements of each of these markets by taking full advantage of our high precision stacked manufacturing process and material agnostic approach.

R&D. We made solid progress on our major R&D projects while initiating new efforts directed at reducing battery development cycle times by over 3x spearheaded by our growing team in India. The Enovix India team will develop advanced models to predict battery performance and support next-gen battery design using machine learning and data analysis.

In addition to our energy density leadership, we believe the unique design of our silicon battery potentially enables faster charging over conventional graphite-based cells. This is due to: 1) our thinner anode, which allows for faster diffusion of lithium; 2) our use of silicon, which has a higher buffer to prevent lithium plating during charging and better kinetics for lithiation; and 3) our unique architecture, which enables higher thermal conductivity. Fast charging is of high interest across our target markets, in particular smartphones, and we have dedicated more R&D resources here.

Financials. Total revenue in the second quarter of 2023 was $42,000 which consisted entirely of product revenue from shipping just over 10,000 cells.

Our GAAP cost of revenue of $14.2 million in the second quarter of 2023 was up from $12.2 million in the first quarter of 2023. Our non-GAAP cost of revenue of $12.6 million in the second quarter of 2023 was up from $11.3 million in the first quarter of 2023.
Our GAAP operating expenses of $37.7 million in the second quarter of 2023 were down from $51.0 million in the first quarter of 2023. Our non-GAAP operating expenses of $19.9 million in the second quarter of 2023 were down from $22.8 million in the first quarter of 2023.

We exited the second quarter of 2023 with $409.2 million of cash, cash equivalents, and short-term investments after generating $150 million in net proceeds from our convertible debenture offering offset by cash used in operating activities of $23.6 million and capital expenditures of $12.7 million.

A full reconciliation of our GAAP to Non-GAAP results is available later in this report.

Outlook

In the third quarter of 2023, we forecast production of approximately 36,000 units based on continued operational improvements.

For full-year 2023, we continue to forecast spending $120 million of cash operationally but are lowering our CapEx forecast from $120 million to $70 million. This is due primarily to CapEx payments for our first Gen2 Autoline that we previously forecast to spend directly that are being covered by the local funding in Malaysia.

Summary

We made strong progress in the second quarter as Fab1 outperformed our expectations while our plans for high-volume production in Malaysia next year remain on track. Customer interest in our products remains robust, highlighted by progress with the U.S. Army and collaborations on smartphones with leading OEMs Xiaomi, Vivo, and Lenovo.

Conference Call Information

Enovix will hold a video conference call at 2:00 PM PT / 5:00 PM ET today, July 26, 2023, to discuss the company’s business updates and financial results. To join the call, participants must use the following link to register: https://enovix-q22023-earnings.open-exchange.net/registration. This link will also be available via the Investor Relations section of Enovix’s website at https://ir.enovix.com. An archived version of the call will be available on the Enovix investor website for one year at https://ir.enovix.com.
About Enovix
Enovix is on a mission to power the technologies of the future. Everything from IoT, mobile and computing devices, to the vehicle you drive, needs a better battery. The company’s disruptive architecture enables a battery with high energy density and capacity without compromising safety. Enovix is scaling its silicon-anode, lithium-ion battery manufacturing capabilities to meet customer demand. For more information, please visit www.enovix.com and follow us on LinkedIn.

Management’s Use of Non-GAAP Financial Measures
EBITDA, Adjusted EBITDA, Free Cash Flow and other non-GAAP measures are intended as supplemental financial measures of our performance that are neither required by, nor presented in accordance with GAAP. We believe that the use of Non-GAAP measures provides an additional tool for investors to use in evaluating ongoing operating results, trends, and in comparing our financial measures with those of comparable companies, which may present similar Non-GAAP financial measures to investors.
However, you should be aware that when evaluating the non-GAAP measures, we may incur future expenses similar to those excluded when calculating these measures. In addition, the presentation of these measures should not be construed as an inference that our future results will be unaffected by unusual or nonrecurring items. Our computation of EBITDA, Adjusted EBITDA, Free Cash Flow and other Non-GAAP measures may not be comparable to other similarly titled measures computed by other companies, because all companies may not calculate the Non-GAAP measures in the same fashion.

Forward-Looking Statements

This letter to shareholders contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, about us and our industry that involve substantial risks and uncertainties. Forward-looking statements generally relate to future events or our future financial or operating performance. In some cases, you can identify forward-looking statements because they contain words such as “will,” “goal,” “prioritize,” “plan,” “target,” “expect,” “focus,” “look forward,” “opportunity,” “believe,” “estimate,” “continue,” “anticipate,” and “pursue” or the negative of these terms or similar expressions. Forward-looking statements in this letter to shareholders include, but are not limited to, statements regarding our expectations regarding, and our ability to respond to, market and customer demand, our customers’ releases of products using our batteries, our financial and business performance, projected improvements in our manufacturing, commercialization and R&D activities, our expectations regarding the Gen2 Autoline, our ability to meet goals for yield and throughput, the set up and creation of the manufacturing facility in Malaysia, and our expectations regarding the benefits of such location, our ability to finance the buildout of Fab2 on satisfactory terms, our ability to negotiate final discussions with Malaysian banks in sufficient amounts or at all, our expectations regarding such financing and buildout, the anticipated contributions of and benefits from personnel, our revenue funnel, our efforts in the portable electronics market, particularly IoT, Mobile, and Computing categories, our ability to meet milestones and deliver on our objectives and expectations, the implementation and success of our business model and growth strategy, including targeting various addressable markets and the expansion of our customer base, and our forecasts of our financial and performance guidance and metrics.

Actual results could differ materially from these forward-looking statements as a result of certain risks and uncertainties, including, without limitation, our ability to improve energy density among our products, our ability to establish sufficient manufacturing and optimize manufacturing processes to meet demand, sourcing or establishing supply relationships, adequate funds to acquire our next manufacturing facility, set up and creation of manufacturing facility in Malaysia, ability to obtain financing in Malaysia, market acceptance of our products, changes in consumer preferences or demands, changes in industry standards, the impact of technological development and competition, and global economic conditions, including inflationary and supply chain pressures, and political, social, and economic instability, including as a result of armed conflict, war or threat of war, terrorist activity or other security concerns or trade and other international disputes that could disrupt supply or delivery of, or demand for, our products. For additional information on these risks and uncertainties and other potential factors that could affect our business and financial results or cause actual results to differ from the results predicted, please refer to our filings with the Securities and Exchange Commission (the “SEC”), including in the “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” sections of our most recently filed annual report on Form 10-K and quarterly report on Form 10-Q and other documents that we have filed, or that we will file, with the SEC. Any forward-looking statements made by us in this letter to shareholders speak only as of the date on which they are made and subsequent events may cause these expectations to change. We disclaim any obligations to update or alter these forward-looking statements in the future, whether as a result of new information, future events or otherwise, except as required by law.

For investor and media inquiries, please contact:

Enovix Corporation
Charles Anderson
Phone: +1 (612) 229-9729
Email: canderson@enovix.com

For media inquiries, please contact:

Enovix Corporation
Kristin Atkins
Phone: +1 (650) 815-6934
Email: katkins@enovix.com

Enovix Corporation
Condensed Consolidated Balance Sheets
(Unaudited)
(In Thousands, Except Share and per Share Amounts)

	July 2, 2023	January 1, 2023
Assets
Current assets:
Cash and cash equivalents	$343,152	$322,851
Short-term investments	66,092	—
Accounts receivable, net	42	170
Inventory	796	634
Deferred contract costs	800	800
Prepaid expenses and other current assets	2,932	5,193
Total current assets	413,814	329,648
Property and equipment, net	118,257	103,868
Operating lease, right-of-use assets	6,059	6,133
Other assets, non-current	825	937
Total assets	$538,955	$440,586
Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable	$13,341	$7,077
Accrued expenses	12,634	7,089
Accrued compensation	10,116	8,097
Deferred revenue	350	50
Other liabilities	942	716
Total current liabilities	37,383	23,029
Long-term debt, net	166,805	—
Warrant liability	76,260	49,080
Operating lease liabilities, non-current	7,775	8,234
Deferred revenue, non-current	3,424	3,724
Other liabilities, non-current	24	92
Total liabilities	291,671	84,159
Commitments and Contingencies
Stockholders’ equity:
Common stock, $0.0001 par value; authorized shares of 1,000,000,000; issued and outstanding shares of 158,911,419 and 157,461,802 as of July 2, 2023 and January 1, 2023, respectively	16	15
Preferred stock, $0.0001 par value; authorized shares of 10,000,000; no shares issued or outstanding as of July 2, 2023 and January 1, 2023, respectively	—	—
Additional paid-in-capital	769,975	741,186
Accumulated other comprehensive loss	(24)	—
Accumulated deficit	(522,683)	(384,774)
Total stockholders’ equity	247,284	356,427
Total liabilities and stockholders’ equity	$538,955	$440,586

Enovix Corporation
Condensed Consolidated Statements of Operations
(Unaudited)
(In Thousands, Except Share and per Share Amounts)

	Quarters Ended		Fiscal Years-to-Date Ended
	July 2, 2023	July 3, 2022	July 2, 2023	July 3, 2022
Revenue	$42	$5,101	$63	$5,101
Cost of revenue	14,235	5,739	26,483	6,254
Gross margin	(14,193)	(638)	(26,420)	(1,153)
Operating expenses:
Research and development	16,553	15,827	40,302	28,558
Selling, general and administrative	16,688	11,566	43,962	23,435
Impairment of equipment	4,411	—	4,411	—
Total operating expenses	37,652	27,393	88,675	51,993
Loss from operations	(51,845)	(28,031)	(115,095)	(53,146)
Other income (expense):
Change in fair value of common stock warrants	(14,340)	26,400	(27,180)	94,200
Interest income	3,150	629	5,616	653
Interest expense	(1,270)	—	(1,270)	—
Other income (expense), net	(1)	(133)	20	(135)
Total other income (expense), net	(12,461)	26,896	(22,814)	94,718
Net income (loss)	$(64,306)	$(1,135)	$(137,909)	$41,572

Net income (loss) per share, basic	$(0.41)	$(0.01)	$(0.88)	$0.27
Weighted average number of common shares outstanding, basic	157,151,386	152,521,389	156,397,145	152,082,655
Net loss per share, diluted	$(0.41)	$(0.18)	$(0.88)	$(0.34)
Weighted average number of common shares outstanding, diluted	157,151,386	152,521,389	156,397,145	152,924,803

Enovix Corporation
Condensed Consolidated Statements of Cash Flows
(Unaudited)
(In Thousands)

	Fiscal Years-to-Date Ended
	July 2, 2023	July 3, 2022
Cash flows from operating activities:
Net income (loss)	$(137,909)	$41,572
Adjustments to reconcile net income (loss) to net cash used in operating activities
Depreciation	6,978	1,531
Amortization of right-of-use assets	289	269
Accretion of discount on investments	(389)	—
Amortization of debt issuance costs	222	—
Stock-based compensation	44,199	13,418
Changes in fair value of common stock warrants	27,180	(94,200)
Impairment of equipment	4,411	—
Changes in operating assets and liabilities:
Accounts receivable	128	(102)
Inventory	(163)	(669)
Prepaid expenses and other assets	3,145	613
Deferred contract costs	—	3,214
Accounts payable	892	249
Accrued expenses and compensation	1,849	(1,191)
Deferred revenue	—	(5,000)
Other liabilities	5	(3)
Net cash used in operating activities	(49,163)	(40,299)
Cash flows from investing activities:
Purchase of property and equipment	(15,724)	(14,473)
Purchases of investments	(65,736)	—
Net cash used in investing activities	(81,460)	(14,473)
Cash flows from financing activities:
Proceeds from exercise of common stock warrants, net	—	52,828
Proceeds from issuance of Convertible Senior Notes	172,500	—
Payments of debt issuance costs	(5,228)	—
Purchase of Capped Calls	(17,250)	—
Payroll tax payments for shares withheld upon vesting of RSUs	(1,226)	—
Proceeds from the exercise of stock options	972	277
Proceeds from issuance of common stock under employee stock purchase plan	1,169	1,112
Repurchase of unvested restricted common stock	(13)	(8)
Net cash provided by financing activities	150,924	54,209
Change in cash, cash equivalents, and restricted cash	20,301	(563)
Cash and cash equivalents and restricted cash, beginning of period	322,976	385,418
Cash and cash equivalents, and restricted cash, end of period	$343,277	$384,855

Net Income (Loss) to Adjusted EBITDA
While we prepare our consolidated financial statements in accordance with GAAP, we also utilize and present certain financial measures that are not based on GAAP. We refer to these financial measures as “Non-GAAP” financial measures. In addition to our financial results determined in accordance with GAAP, we believe that EBITDA and Adjusted EBITDA are useful measures in evaluating its financial and operational performance distinct and apart from financing costs, certain non-cash expenses and non-operational expenses.
These Non-GAAP financial measures should be considered in addition to results prepared in accordance with GAAP but should not be considered a substitute for or superior to GAAP. We endeavor to compensate for the limitation of the Non-GAAP financial measures presented by also providing the most directly comparable GAAP measures.
We use Non-GAAP financial information to evaluate our ongoing operations and for internal planning, budgeting and forecasting purposes. We believe that Non-GAAP financial information, when taken collectively, may be helpful to investors in assessing its operating performance and comparing its performance with competitors and other comparable companies. You should review the reconciliations below but not rely on any single financial measure to evaluate our business.
“EBITDA” is defined as earnings (net loss) adjusted for interest expense, income taxes, depreciation expense and amortization expense. “Adjusted EBITDA” includes additional adjustments to EBITDA such as stock-based compensation expense, change in fair value of common stock warrants, impairment of equipment and other special items as determined by management which it does not believe to be indicative of its underlying business trends.
Below is a reconciliation of net income (loss) on a GAAP basis to the Non-GAAP EBITDA and Adjusted EBITDA financial measures for the periods presented below (in thousands):

	Quarters Ended		Fiscal Years-to-Date Ended
	July 2, 2023	July 3, 2022	July 2, 2023	July 3, 2022
Net income (loss)	$(64,306)	$(1,135)	$(137,909)	$41,572
Interest expense	1,270	—	1,270	—
Depreciation and amortization	3,502	1,352	7,100	1,800
EBITDA	(59,534)	217	(129,539)	43,372
Stock-based compensation expense	15,042	8,180	44,199	13,418
Change in fair value of common stock warrants	14,340	(26,400)	27,180	(94,200)
Impairment of equipment	4,411	—	4,411	—
Adjusted EBITDA	$(25,741)	$(18,003)	$(53,749)	$(37,410)

Free Cash Flow
We define “Free Cash Flow” as (i) net cash from operating activities less (ii) capital expenditures, net of proceeds from disposals of property and equipment, all of which are derived from our Consolidated Statements of Cash Flow. The presentation of non-GAAP Free Cash Flow is not intended as an alternative measure of cash flows from operations, as determined in accordance with GAAP. We believe that this financial measure is useful to investors because it provides investors to view our performance using the same tool that we use to gauge our progress in achieving our goals and it is an indication of cash flow that may be available to fund investments in future growth initiatives. Below is a reconciliation of net cash used in operating activities to the Free Cash Flow financial measures for the periods presented below (in thousands):

	Fiscal Years-to-Date Ended
	July 2, 2023	July 3, 2022
Net cash used in operating activities	$(49,163)	$(40,299)
Capital expenditures	(15,724)	(14,473)
Free Cash Flow	$(64,887)	$(54,772)

Other Non-GAAP Financial Measures Reconciliation
(In Thousands, Except Share and per Share Amounts)

	Quarters Ended		Fiscal Years-to-Date Ended
	July 2, 2023	July 3, 2022	July 2, 2023	July 3, 2022
Revenue	$42	$5,101	$63	$5,101

GAAP cost of revenue	$14,235	$5,739	$26,483	$6,254
Stock-based compensation expense	(1,654)	(250)	(2,605)	(250)
Non-GAAP cost of revenue	$12,581	$5,489	$23,878	$6,004

GAAP gross margin	$(14,193)	$(638)	$(26,420)	$(1,153)
Stock-based compensation expense	1,654	250	2,605	250
Non-GAAP gross margin	$(12,539)	$(388)	$(23,815)	$(903)

GAAP research and development (R&D) expense	$16,553	$15,827	$40,302	$28,558
Stock-based compensation expense	(5,456)	(3,821)	(17,123)	(6,333)
Non-GAAP R&D expense	$11,097	$12,006	$23,179	$22,225

GAAP selling, general and administrative (SG&A) expense	$16,688	$11,566	$43,962	$23,435
Stock-based compensation expense	(7,932)	(4,109)	(24,471)	(6,835)
Non-GAAP SG&A expense	$8,756	$7,457	$19,491	$16,600

GAAP operating expenses	$37,652	$27,393	$88,675	$51,993
Stock-based compensation expense included in R&D expense	(5,456)	(3,821)	(17,123)	(6,333)
Stock-based compensation expense included in SG&A expense	(7,932)	(4,109)	(24,471)	(6,835)
Impairment of equipment	(4,411)	—	(4,411)	—
Non-GAAP operating expenses	$19,853	$19,463	$42,670	$38,825

GAAP loss from operations	$(51,845)	$(28,031)	$(115,095)	$(53,146)
Stock-based compensation expense	15,042	8,180	44,199	13,418
Impairment of equipment	4,411	—	4,411	—
Non-GAAP loss from operations	$(32,392)	$(19,851)	$(66,485)	$(39,728)

GAAP net income (loss)	$(64,306)	$(1,135)	$(137,909)	$41,572
Stock-based compensation expense	15,042	8,180	44,199	13,418
Change in fair value of common stock warrants	14,340	(26,400)	27,180	(94,200)
Impairment of equipment	4,411	—	4,411	—
Non-GAAP net loss	$(30,513)	$(19,355)	$(62,119)	$(39,210)

	Quarters Ended		Fiscal Years-to-Date Ended
	July 2, 2023	July 3, 2022	July 2, 2023	July 3, 2022
GAAP net income (loss) per share, basic	$(0.41)	$(0.01)	$(0.88)	$0.27
GAAP weighted average number of common shares outstanding, basic	157,151,386	152,521,389	156,397,145	152,082,655

GAAP net loss per share, diluted	$(0.41)	$(0.18)	$(0.88)	$(0.34)
GAAP weighted average number of common shares outstanding, diluted	157,151,386	152,521,389	156,397,145	152,924,803

Non-GAAP net loss per share, basic	$(0.19)	$(0.13)	$(0.40)	$(0.26)
GAAP weighted average number of common shares outstanding, basic	157,151,386	152,521,389	156,397,145	152,082,655

Non-GAAP net loss per share, diluted	$(0.19)	$(0.13)	$(0.40)	$(0.26)
GAAP weighted average number of common shares outstanding, diluted	157,151,386	152,521,389	156,397,145	152,924,803